EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement Nos. 333-126369, 333-55732, 333-28701, and 333-03631 on Form S-8 of our reports dated
March 9, 2007, relating to the consolidated financial statements of Riviera Holdings Corporation (which such report includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123(R), Accounting of Stock-Based Payment, on January 1, 2006) and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Riviera Holding Corporation for the year ended December 31, 2006.


/s/Deloitte & Touche LLP
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Las Vegas, Nevada
March 9, 2007